Exhibit 99.1

Company Contact: Kevin D. Clark, CEO, COO & President 305-324-2300

FOR IMMEDIATE RELEASE

IVAX DIAGNOSTICS, INC. REPORTS 2010 FINANCIAL RESULTS

MIAMI, FL, March 28, 2011 -- IVAX Diagnostics, Inc. (NYSE Amex: IVD), a fully integrated in vitro diagnostics company, reports its financial results for the fourth quarter and full year ended December 31, 2010.

Kevin D. Clark, Chief Executive Officer, Chief Operating Officer and President of IVAX Diagnostics, said, “We continued our rebuilding efforts during 2010.  We are pleased that we were able to significantly reduce our operating expenses in 2010 compared to 2009, principally as a result of our cost containment efforts.  However, even with this decrease in operating expenses, we were not able to generate positive cash flow and our cash and cash equivalents decreased by $2.4 million during 2010 to $1.8 million as of December 31, 2010.  Looking ahead into the remainder of 2011, we expect to continue our cost containment efforts, in particular with regard to manufacturing efficiencies, and we also expect to implement a number of initiatives in an effort to improve sales.”

Mr. Clark continued, “We were pleased to announce in January 2011 that we had received clearance from the United States Food and Drug Administration (FDA) on the 510(k) premarket submission that we had filed for the Mago® 4S, our next-generation fully-automated Enzyme-linked Immunosorbent Assay (ELISA) and Immunofluorescence Assay (IFA) instrumentation system for autoimmune and infectious disease testing that we have begun marketing in the United States.”

Highlights of Financial Condition as of December 31, 2010

We have not generated positive cash flow from operations, and we expect to continue to incur losses from operations for the foreseeable future.  As of December 31, 2010, we had approximately $1.8 million in cash and cash equivalents as compared to $4.2 million as of December 31, 2009.   We do not believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements over the next twelve months.  As a result of these circumstances, we expect that our audited consolidated financial statements for the fiscal year ended December 31, 2010 to be included in our Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission, will contain a report from our independent registered public accounting firm that indicates there is substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon receiving additional funds by approximately the end of the second quarter through the issuance of debt or equity securities or incurring indebtedness.  We are evaluating various forms of debt and equity financing arrangements. If we are unable to obtain needed funds on terms acceptable to us, then we will not be able to meet our anticipated cash requirements for operations.  Current economic conditions have been, and continue to be volatile.  Continued instability in these market conditions may limit our ability to access the capital necessary to fund and grow our business.  Any financing arrangements would likely impose positive and negative covenants on us, which could restrict various aspects of our business, operations and finances.  In addition, any issuance of equity securities, or securities convertible into shares of our common stock, would be dilutive to our existing stockholders.  If our existing cash and cash equivalents are insufficient to finance our operations, or if existing and possible future sources of liquidity described above are insufficient, then we may be required to curtail or reduce our operations.  There can be no assurance that, if we seek to raise additional funds through issuing debt or equity securities or incurring indebtedness, any such additional funds would be available on acceptable terms or at all.

Highlights of Operating Results for the Year and Quarter Ended December 31, 2010

Net revenues for the year ended December 31, 2010 were $17.0 million compared with $18.4 million in the year ended December 31, 2009. The decrease in revenue included decreases of $0.7 million from domestic operations and $0.7 million from European operations. Included in the decline in European revenue was a decrease of $0.3 million due to the fluctuation of the U.S. dollar relative to the Euro.  As measured in Euros, European revenue for 2010 decreased 4.0% compared to European revenue generated in 2009, principally due to a decline in the volume of reagent sales.  The decline in domestic revenue for 2010 compared with 2009 was also primarily the result of a decrease in reagent sales.

Gross profit in 2010 was $8.8 million compared with $10.1 million in 2009.  Gross profit margins were 51.8% in 2010 compared with 54.9% in 2009. Sales price declines, reduced production volume and unfavorable manufacturing variances all contributed to the decline in gross profit margins in 2010.

Operating expenses for 2010 were $13.0 million compared with $14.5 million in 2009, including decreases in all categories of operating expenses.  Selling expenses decreased by $0.7 million in 2010 compared to 2009 due to a decrease in consulting fees, open sales positions in the United States, reduced sales commissions on lower sales and lower travel costs.  General and administrative expenses decreased by $0.2 million in 2010, principally due to decreases in consulting fees, other professional fees and domestic repair and maintenance, partially offset by an increase in severance costs in the United States and Europe compared to those incurred in 2009.  Research and development expenses decreased by $0.2 million in 2010 principally due to the decrease in research and development expenses in Europe following the regulatory approval and commercial release of the Mago® 4, partially offset by increases in domestic employees and contract labor costs related to the regulatory approval process for the Mago® 4S.

During 2009, we recorded non-cash impairment charges of $400,000 relating to the value of our product license of hepatitis technology. There was no impairment charge in 2010.

The loss from operations in 2010 was $4.2 million compared with a loss from operations of $4.3 million in 2009.  Net loss for 2010 was $4.2 million, or $0.15 loss per share, compared with net loss of $4.5 million, or $0.16 loss per share, in 2009.

For the quarter ended December 31, 2010, net revenue was $4.0 million compared with $4.5 million in the quarter ended December 31, 2009.  Domestic revenue for the quarter ended December 31, 2010 was $2.8 million compared with $2.9 million in the quarter ended December 31, 2009, while European revenue for the quarter ended December 31, 2010 was $1.2 million compared with $1.6 million in the quarter ended December 31, 2009.  Gross profit for the quarter ended December 31, 2010 was $1.9 million compared with $2.4 million in the quarter ended December 31, 2009.  Gross profit margins for the quarter ended December 31, 2010 were 46.3% compared with 54.3% in the quarter ended December 31, 2009.  Operating expenses for the quarter ended December 31, 2010 were $2.8 million, compared with $3.7 million in the quarter ended December 31, 2009, which included the $400,000 non-cash impairment charge described above.  Loss from operations for the quarter ended December 31, 2010 was $0.9 million compared with a loss from operations of $1.2 million in the quarter ended December 31, 2009.  Net loss for the quarter ended December 31, 2010 was $0.8 million, or $0.03 loss per share, compared to net loss of $1.3 million, or $0.05 loss per share, in the quarter ended December 31, 2009.

About IVAX Diagnostics, Inc.
IVAX Diagnostics, Inc. (www.ivaxdiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its three subsidiaries: Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe) and ImmunoVision, Inc. (U.S.).

Safe Harbor Statement
Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation:  IVAX Diagnostics’ ability to generate positive cash flow or otherwise improve its liquidity, whether from existing operations, strategic initiatives or possible future sources of liquidity, including, without limitation, from issuing debt or equity securities, incurring indebtedness or curtailing or reducing operations; the imposition on IVAX Diagnostics of positive and negative covenants under any financing arrangements, which could restrict various aspects of its business, operations and finances; the dilutive impact to existing IVAX Diagnostics stockholders of any issuance of equity securities, or securities convertible into shares of common stock; IVAX Diagnostics’ ability to raise additional funds through issuing debt or equity securities or incurring indebtedness on acceptable terms or at all; IVAX Diagnostics’ ability to successfully implement cost containment efforts and achieve a reduction in its costs; IVAX Diagnostics’ ability to successfully implement initiatives to improve its manufacturing efficiencies and sales; economic, competitive, political, governmental and other factors affecting IVAX Diagnostics and its operations, markets and products; the success of IVAX Diagnostics’ technological, strategic and business initiatives; the ability of the Mago® 4S to perform as expected; the ability of the Mago® 4 or Mago® 4S to be a source of revenue growth for IVAX Diagnostics; IVAX Diagnostics’ ability to receive financial benefits or achieve improved operating results from and after the commercial release of the Mago® 4S; the ability of the Mago® 4 or Mago® 4S to be a factor in IVAX Diagnostics’ growth; the ability of the Mago® 4 or Mago® 4S to expand the menu of test kits IVAX Diagnostics offers; IVAX Diagnostics’ ability to successfully market the Mago® 4 or Mago® 4S; IVAX Diagnostics’ customers’ integration of the Mago® 4 or Mago® 4S into their operations; IVAX Diagnostics’ ability to achieve organic growth; IVAX Diagnostics’ ability to identify or consummate acquisitions of businesses or products; IVAX Diagnostics’ ability to integrate acquired businesses or products; constantly changing, and IVAX Diagnostics’ compliance with, governmental regulation; IVAX Diagnostics’ ability to achieve cost advantages from its own manufacture of instrument systems, reagents and test kits; IVAX Diagnostics’ ability to grow beyond the autoimmune and infectious disease markets and to expand into additional diagnostic test sectors; voting control of IVAX Diagnostics’ common stock by ERBA Diagnostics Mannheim GmbH; conflicts of interest with ERBA Diagnostics Mannheim and with our officers, employees and other directors, including, without limitation, our directors that are also executive officers of ERBA Diagnostics Mannheim; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

-FINANCIAL TABLES FOLLOW-

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Period Ended December 31,	Three months		Twelve months
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Net revenues	$4,029,812	$4,460,142	$17,031,742	$18,401,925
Cost of sales	2,164,499	2,035,692	8,212,678	8,299,575
Gross profit	1,865,313	2,424,450	8,819,064	10,102,350

Operating expenses:
Selling	1,246,785	1,394,169	4,901,855	5,584,439
General and administrative	1,113,329	1,362,727	6,450,807	6,674,493
Research and development	427,789	511,364	1,639,330	1,793,182
Impairment of product license		400,000		400,000
Total operating expenses	2,787,903	3,668,260	12,991,992	14,452,114

Loss from operations	(922,590)	(1,243,810)	(4,172,928)	(4,349,764)

Other income:
Interest income	810	2,392	4,059	18,760
Other income (expense), net	180,702	(31,551)	65,504	37,275
Total other income, net	181,512	(29,159)	69,563	56,035

Loss before income taxes	(741,078)	(1,272,969)	(4,103,365)	(4,293,729)

Provision for income taxes	28,125	53,019	111,314	164,131

Net loss	$(769,203)	$(1,325,988)	$(4,214,679)	$(4,457,860)

Net loss per share
Basic and diluted	$(0.03)	$(0.05)	$(0.15)	$(0.16)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	27,649,887	27,649,887	27,649,887	27,649,887
Diluted	27,649,887	27,649,887	27,649,887	27,649,887

-more-

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,826,228	$4,198,913
Marketable securities	-	-
Accounts receivable, net of allowances for doubtful
accounts of $399,376 in 2010 and $356,152 in 2009	5,344,205	5,747,466
Inventories, net	4,077,896	4,808,240
Other current assets	146,366	302,948
Total current assets	11,394,695	15,057,567

Property, plant and equipment, net	1,618,136	1,839,696
Goodwill, net	870,290	870,290
Equipment on lease, net	679,438	851,800
Product license	282,936	282,936
Restricted deposits	228,680	200,995
Other assets	26,847	29,110
Total assets	$15,101,022	$19,132,394

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,597,555	$1,225,572
Capital lease obligation, current	71,826
Accrued license payable	132,521	143,690
Accrued expenses and other current liabilities	2,511,698	2,695,633
Total current liabilities	4,313,600	4,064,895

Other long-term liabilities:
Capital lease obligations, noncurrent	100,612
Deferred tax liabilities	365,184	301,692
Other long-term liabilities	955,056	1,040,122
Total other long-term liabilities	1,420,852	1,341,814

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares,
issued and outstanding 27,649,887 in 2010 and 2009	276,498	276,498
Capital in excess of par value	41,389,404	41,204,712
Accumulated deficit	(31,686,472)	(27,471,793)
Accumulated other comprehensive loss	(612,860)	(283,732)
Total shareholders’ equity	9,366,570	13,725,685
Total liabilities and shareholders’ equity	$15,101,022	$19,132,394

######